Exhibit 10.t

The following is a written description of the terms of employment of Doug Marinaro, pursuant to Item 601(b)(10)(iii)(B) of Regulation S-K:

Title:	Vice President – Software & Consulting.
Base Salary:	$15,000.00 per month.
Annual Incentive Bonus:	Eligible for incentive bonus under the MTS Management Variable Compensation (“MVC”) Plan. Pro rated for fiscal year 2003 with pay-out to be not less than $50,000.
Stock Options:	Option to purchase 15,000 shares on start date. Thereafter, eligible for grants under the MTS Stock Option Plan, as approved by the Board.
Employee Benefits:	Eligible to participate in all employee benefits available to U.S. employees.
Annual vacation:	Three weeks.
Other:	Business allowance of $625 per month.
Sign-on bonus of $20,000
Relocation payment of $56,000
If terminated, other than for resignation or for cause during first 24 months of employment, MTS will provide:
» 3 months notification
» 9 months severance pay